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                                                                     EXHIBIT 4.2

                                                                DRAFT OF 2/20/01

                                    AMENDED
                        7.0% CONVERTIBLE PROMISSORY NOTE,
                                   SERIES A-1

$                                                             New York, New York
                                                               February __, 2001

               THIS AMENDED 7.0% CONVERTIBLE PROMISSORY NOTE, SERIES A-1 WAS AMENDED PURSUANT TO THE RESTRUCTURING AGREEMENT DATED AS OF FEBRUARY __, 2001 BETWEEN QUOKKA SPORTS INC. AND THE PARTIES NAMED ON SCHEDULE 1.1 THERETO AND AMENDS AND RESTATES IN ITS ENTIRETY CERTAIN OF THE 7.0% CONVERTIBLE SUBORDINATED PROMISSORY NOTES ORIGINALLY ISSUED ON SEPTEMBER 15, 2000 PURSUANT TO NOTE PURCHASE AGREEMENT DATED AS OF SEPTEMBER 15, 2000 BETWEEN QUOKKA SPORTS, INC., GE CAPITAL EQUITY INVESTMENTS, INC. AND THE OTHER PURCHASERS NAMED ON SCHEDULE 1.1 THERETO.

               THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS NOTE IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE NOTEHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 15, 2000 (THE "NOTEHOLDERS AGREEMENT"), AS SUCH AGREEMENT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

        FOR VALUE RECEIVED, the undersigned, QUOKKA SPORTS, INC., a Delaware corporation (the "COMPANY"), promises to pay to ____________ (the "INVESTOR"), in lawful money of the United States and in immediately available funds, the principal amount of $-Field_2-- (together with increases to such amount pursuant to Section 1 below, the "FACE AMOUNT") together with interest thereon calculated from the date hereof and delay or default payments ("PAYMENTS") thereon, all in accordance with the provisions of this Note or such other amount determined pursuant to Section 2 hereof. The Face Amount set forth above represents the sum of (i) the Original Face Amount of this Note as of September 15, 2000, the date of original issuance, plus (ii) all accrued interest (including penalty interest) through the date hereof and other Payments.

        This Amended Note was amended pursuant to the Restructuring Agreement dated as of February __, 2001 (the "AGREEMENT") between the Company and the parties set forth in Schedule 1.1 thereto (the "PARTICIPATING NOTEHOLDERS") and amends and restates in its entirety the Notes originally issued to the Participating Noteholders pursuant to the Note Purchase Agreement dated

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as of September 15, 2000 (the "NOTE PURCHASE AGREEMENT") among the Company, GE
Capital Equity Investments, Inc. and the other parties thereto. Unless the context otherwise requires, as used herein, "NOTE" means any of the 7.0% Convertible Promissory Notes, Series A-1 issued pursuant to the Note Purchase Agreement and amended pursuant to the Agreement and any other similar convertible promissory notes issued by the Company in exchange for, or to effect a transfer of, any Note and "NOTES" means all such Notes in the aggregate.

        1. ACCRUAL OF INTEREST. Except as otherwise expressly provided in
Section 6 hereof, interest shall accrue at the rate of seven percent (7.0%) per annum (based on a year of 365 days for the actual days elapsed), accruing daily and compounded quarterly, on each Interest Payment Date on the Face Amount and, if not paid in cash on the Interest Payment Date (as defined below) shall result, on each Interest Payment Date, in a corresponding increase in the then outstanding Face Amount of the Notes.

        2. PAYMENT OF PRINCIPAL AND INTEREST ON NOTE.

               (a)    SCHEDULED PAYMENT OF PRINCIPAL.

                      (i) The Company shall pay an amount determined pursuant to
Section 2.1(a)(ii) or amounts determined pursuant to Section 2.1(a)(iii), as applicable, which may exceed the Face Amount with any excess being treated as a payment of premium), together with all accrued and unpaid interest and Payments thereon, if any, in cash (or in kind to the extent permitted by the Agreement) to the holder of this Note on the earlier to occur of (x) a Change of Control Transaction or Permitted Asset Sale, as applicable, and (y) September 15, 2005 (the "FINAL MATURITY DATE"). For purposes of the foregoing, a "CHANGE OF CONTROL TRANSACTION" shall mean the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, the sale, lease, transfer or conveyance, in a transaction or series of transactions, of all or substantially all the assets of the Company to another Person, the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) by any person (as defined in
Section 13(d) of the Exchange Act) together with its affiliates and associates (as each of such terms are defined in Rule 405 under the Securities Act) of securities constituting in excess of 50% of the Company's voting power (excluding in all cases beneficial ownership of Notes, Amended Notes or Warrants to the extent such securities are not convertible as a result of applicable conversions on limitation contained therein) (such beneficial ownership, the "CONTROLLING EQUITY INTEREST EVENT").

                      (ii) In the event that this Note shall be payable as a result of the occurrence of a Change of Control Transaction, the payment due with respect to this Note shall equal this Note's proportionate share (together with other outstanding 7.0% Convertible Promissory Notes, Series A-1) of an amount in cash or Permitted Common Stock Consideration equal to the product of
(A) 0.45 multiplied by (B) a fraction, the numerator of which is the principal amount plus accrued interest of Notes issued in connection with the Closing minus the principal amount plus accrued interest of Notes converted prior to the redemption date and the denominator of which is the principal amount plus accrued interest of Notes issued in connection with the Closing, times (C) the amount by which the Change of Control Net Sale Proceeds from such Change of Control Transaction exceed the Liquidation Value of the PIK Preferred Shares

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and Management Incentive Payment (such amount, the "BASE AMOUNT"). For purposes of the foregoing, "CHANGE OF CONTROL NET SALE PROCEEDS" shall mean the gross cash proceeds or other non-cash consideration permitted under the Agreement (the "PERMITTED COMMON STOCK CONSIDERATION") from such Change of Control Transaction, in each case less the fees of investment bankers and finders, if any, and severance payments paid, or expected to be paid, to senior management or executive members of the board of the Company not exceeding the maximum amount set forth on Schedule 2.17(g) to the Agreement in connection with such Change of Control Transaction; provided that in the case of a Controlling Equity Interest Event, the Change of Control Net Sale Proceeds shall mean an amount necessary to pay the sum of (i) the Liquidation Value of the PIK Preferred Shares (as contemplated by Section 11 hereof), (ii) the Management Incentive Payment and
(iii) the aggregate outstanding Face Amount of the Notes, together with interest and Payments thereon through the date of repayment; and provided, further, that in connection with a Change of Control Transaction involving a merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, the gross sale proceeds (as used for purposes of determining the Change of Control Net Sale Proceeds) shall be determined based upon the value of the aggregate consideration paid directly or indirectly by or on behalf of such other Person (or any affiliate thereof), to all holders of the Company's securities (including, without limitation, holders of the Company's Common Stock, PIK Preferred Shares, Notes, Amended Notes and Warrants), in connection with such transaction, calculated as if such transaction constituted the acquisition of a 100% interest in the Company without regard to whether such entity was a stockholder of the Company prior to effecting such transaction. The Company shall not permit a Change of Control Transaction to occur unless the consideration therefore is payable entirely in cash or Permitted Common Stock Consideration. The amount payable pursuant to a Change of Control Transaction calculated as determined above shall represent payment in full of this Note and in the event that no amount shall be payable pursuant to the Change of Control Transaction pursuant to such calculation, this Note shall be deemed paid in full and shall be extinguished.


                      (iii) In the event that this Note shall be payable as a result of the occurrence of a Permitted Asset Sale, the payment then due with respect to this Note shall equal this Note's proportionate share (together with other outstanding 7.0% Convertible Promissory Notes, Series A-1) of an amount in cash or Permitted Common Stock Consideration equal to the product of (A) 0.45 multiplied by (B) a fraction, the numerator of which is the principal amount plus accrued interest of Notes issued in connection with the Closing minus the principal amount plus accrued interest of Notes converted prior to the redemption date and the denominator of which is the principal amount plus accrued interest of Notes issued in connection with the Closing, times (C) the amount by which the Asset Sale Net Sale Proceeds from all Permitted Asset Sales that have occurred, together exceed the Liquidation Value of the PIK Preferred Shares and Management Incentive Payment (such amount, the "BASE AMOUNT"). For purposes of the foregoing, "ASSET SALE NET SALE PROCEEDS" shall mean the gross cash proceeds or Permitted Common Stock Consideration from such Permitted Asset Sale, in each case less the fees of investment bankers and finders, if any, and severance payments of senior management associated with such Permitted Asset Sale not exceeding the maximum amount set forth in Section 2.17(g) of the Agreement, in connection with such Permitted Asset Sale. The Company shall not permit a Permitted Asset Sale to occur unless the consideration therefore is payable entirely in cash or Permitted Common Stock Consideration. The amount payable pursuant to a

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Permitted Asset Sale calculated as determined above shall reduce the Face Amount of this Note by the amount of such cash payment or Permitted Common Stock Consideration. In the event the Asset Sale Net Proceeds payable pursuant to a Permitted Asset Sale shall be less than $2,500,000, the Company shall hold such proceeds in a segregated account for the benefit of the persons entitled thereto and shall pay such amounts (together with any interest earned thereon) to the persons entitled thereto upon the occurrence of an additional Permitted Asset Sale which results in the cumulative proceeds available for distribution exceeding $2,500,000 or upon a Change of Control Transaction. In no event shall the Company accept non-cash consideration in connection with any Permitted Asset Sale if the value thereof (determined as provided in the Agreement) is less than $2,500,000.

               (b) PAYMENT OF INTEREST. Commencing on December 31, 2000, the Company shall pay interest on this Note quarterly in arrears on March 31, June 30, September 30 and December 31 of each year and on the Final Maturity Date, or if any such day is not a business day, on the next succeeding business day (each an "INTEREST PAYMENT DATE") to holders of record on the immediately preceding March 15, June 15, September 15 and December 15, respectively. Any interest and Payments payable on this Note shall be paid, at the Company's option, either in cash or by adding an amount equal to the interest and Payments payable on such Interest Payment Date ("PIK INTEREST") to the then outstanding Face Amount of this Note on such Interest Payment Date. If the Company chooses to pay the interest and Payments due on a particular Interest Payment Date in cash, the Company shall deliver an irrevocable written notice in the form of Exhibit 1 to the holder of this Note five (5) business days prior to such Interest Payment Date. Following each Interest Payment Date in which the Company has elected not to pay interest due on such Interest Payment Date in cash, the Company shall promptly deliver a written notice to the holder of this Note specifying (a) the amount of the increase to the Face Amount of this Note as a result of the interest and Payments on the immediately preceding Interest Payment Date and (b) the aggregate Face Amount of this Note immediately following such Interest Payment Date. If no such notice is delivered, by default PIK Interest will be paid on the Interest Payment Date.

               (c) PRO RATA PAYMENT. The Company agrees that any payments to the holders of the Notes (including, without limitation, upon acceleration pursuant to Section 6) (whether for principal, interest, or otherwise) shall be made pro rata among all such holders based upon the aggregate unpaid principal amount of the Notes held by each such holder. If any holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal, interest or Payments on such Note in excess of such holder's pro rata share of payments obtained by all holders of the Notes, such holder shall make payments to the other holders of the Notes based on such participation in the Notes held by them as is necessary to cause such holders to share the excess payment ratably among each of them as provided in this Section 2(c).

        3. OPTIONAL REDEMPTION.

               (a) OPTIONAL REDEMPTION. At such time as no PIK Preferred Shares are outstanding, the Company, at its option, upon written notice redeem the Notes, in whole but not in part and from all but not less than all the holders of the Notes, to the extent it has funds legally available and irrevocably reserved therefor and such redemption is not prohibited by the terms of

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its outstanding indebtedness, at the redemption price of 100% of the Face Amount thereof, plus an amount equal to the accrued and unpaid interest and Payments thereon, if any, to the redemption date; provided the Company intends and has the financial resources and ability to repurchase all of the outstanding Notes, and certifies to those facts in it written notice of redemption.

               (b) PAYMENT OF REDEMPTION PRICE.

                      (i) The amount of the redemption price on the Notes redeemed, on any redemption set forth herein, shall be paid to the holders of the Notes in cash or Permitted Common Stock Consideration as provided herein.

                      (ii) The Company's written notice shall specify the time and place of the redemption of all but not less than all the Notes, calling upon each holder of record to surrender to the Company on the redemption date at the place designated in the notice all the Notes still owned of record by such holder on the redemption date. The date such written notice is received by a holder is the "REDEMPTION RECORD DATE." The redemption date shall be not fewer than three (3) nor more than five (5) trading days after the Redemption Record Date. Such written redemption notice will be of no effect unless (i) there shall be Effective Registration and (ii) the Company shall have complied with its obligations to convert Notes pursuant to the terms of Section 4 hereof, in the case of each of clause (i) and clause (ii), during the period of the Redemption Record Date through the redemption date, inclusive. On or after the redemption date, each holder of Notes to be redeemed shall present and surrender such holder's Notes to the Company at the place designated in the redemption notice and thereupon the redemption price of the Notes, and any unpaid interest and Payments thereon to the redemption date, shall be paid in cash to or on the order of the person whose name appears in the Note Register (as herein defined) as the owner thereof, and each surrendered Note shall be canceled by the Company. Any notice of redemption by the Company shall be irrevocable, and any failure by the Company to redeem all the unconverted Notes for cash on the redemption date under this Section 3 shall result (without limiting the holder's other rights under Section 6 and the other provisions of the Transaction Documents) in the automatic and permanent termination of all its rights under this Section 3.

                      (iii) If a notice of redemption has been given pursuant to this Section 3 and any holder of Notes shall, prior to the close of business on the business day immediately preceding the redemption date, give written notice to the Company pursuant to Section 4 below of the conversion of any or all of the Notes held by the holder and to be redeemed, then such redemption shall not become effective as to such Notes to be converted and such conversion shall become effective as provided in Section 4 below.

        4. CONVERSION RIGHTS; ADJUSTMENTS. The holders of the Notes shall have conversion rights as follows (the "CONVERSION RIGHTS"):

               (a) HOLDER'S RIGHT TO CONVERT. At any time the Face Amount of this Note plus all accrued and unpaid interest and Payments thereon shall be convertible, in whole or in part (subject to Section 15 hereof), at the option of the holder thereof, at any time and from time to time into fully paid and nonassessable shares of the Company's Common Stock, par value

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$.0001 per share (the "COMMON STOCK") at the then effective Conversion Rate (as defined below) (each such conversion, a "HOLDER'S OPTIONAL CONVERSION").

        The "CONVERSION RATE", as of any Conversion Date (as defined below), shall equal an amount determined by dividing (i) the portion of the Face Amount proposed to be converted into common stock outstanding on such date, plus the ratable portion of any accrued and unpaid interest and Payments on the Notes proposed to be converted into common stock, by (ii) the Conversion Price (as defined below) in effect as of such Conversion Date. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Notes without the payment of additional consideration by the holder thereof (the "CONVERSION PRICE") shall initially be $0.75. Such initial Conversion Price and the rate at which the Notes may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

               (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Notes. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price per share of Common Stock on the trading date immediately preceding the related Conversion Date (as defined below).

               (c) MECHANICS OF CONVERSION.

                      (i) In order to exercise its rights pursuant to a holder's Optional Conversion, the holder shall deliver written notice in the form of
Exhibit 2 to the Company stating that such holder elects to convert all or part of the Face Amount, plus the ratable portion of any accrued but unpaid interest and Payments, represented by such Note or Notes. Such notice shall state the Face Amount, plus the ratable portion of any accrued but unpaid interest and Payments, of Notes which the holder seeks to convert and shall be accompanied within one (1) trading day by the Note or Notes subject to conversion. The date contained in the notice shall be the conversion date ("CONVERSION DATE") and the holder shall be deemed to own the underlying Common Stock as of such date. As soon as practicable (but no later than three days) after the Conversion Date, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled (which number of shares may be reduced by the Company in accordance with Section 16 hereof so as not to exceed the Holder's pro rata share of the Maximum Share Amount) and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the principal amount of the Note so surrendered. Notwithstanding anything to the contrary in this Section 4, in the case where only a part of a Note is converted, the amount of the unconverted portion of such Note shall be at least $10,000. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion of Notes, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion or exercise to the holder, by crediting the account of holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The

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conversions pursuant to Sections 4 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

                      (ii) The Company shall at all times during which the Notes shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of 125% of the outstanding Notes. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Notes, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                      (iii) All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, including the rights, if any, to receive interest, notices and consent rights shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock or cash, as the case may be, in exchange therefor, and, if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.

                      (iv) If a Holder's Optional Conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the holders entitled to receive the Common Stock issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities.

               (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                      (i) SPECIAL DEFINITIONS. For purposes of this Section 4(d), the following definitions shall apply:

                             (A) "OPTION" shall mean Rights, options or warrants
to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, other than such Rights, options or warrants granted to employees, directors or bona fide consultants of the Company pursuant to plans or arrangements approved by the Company's board of directors.

                             (B) "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                             (C) "ADDITIONAL SHARES OF COMMON STOCK" shall mean
all shares of Common Stock issued (or, pursuant to Section 4(d)(ii) below, deemed to be issued) by

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the Company after September 15, 2000 (the "ISSUE DATE") other than the Reserved
Employee Shares.

                             (D) "RIGHTS TO ACQUIRE COMMON STOCK" (or "RIGHTS")
shall mean all rights issued by the Company to acquire Common Stock whether by exercise of a warrant, option or similar call, or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

                             (E) "RESERVED EMPLOYEE SHARES" shall mean shares of
Common Stock issued after the Issue Date to employees, directors or bona fide consultants of the Company or any affiliate, pursuant to stock purchase or stock option plans or arrangements approved by the Company's board of directors or shares issued after repurchase pursuant to any restricted stock purchase agreement following a termination, in an aggregate amount of up to the sum of
(i) 16,031,363 shares of Common Stock, (ii) an additional 1,500,000 shares of Common Stock for each twelve month period that begins (each January 31st) after the Issue Date while the Notes are outstanding and (iii) that number of additional shares of Common Stock equal to 10% of the number of shares of Common Stock issued as consideration in an acquisition of a business, assets or a legal entity that is permitted pursuant to the provisions of the Noteholders Agreement and is approved by the Company's board of directors.

                      (ii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Company at any time or from time to time after the Issue Date issues (other than pursuant to the Transaction Documents) any Options or Convertible Securities or Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights to Acquire Common Stock or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue; provided, however, that in any such case:

                            (A) No further adjustment in the Conversion Price
shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options, Rights or conversion or exchange of such Convertible Securities;

                            (B) Upon the expiration or termination of any
unexercised Option, Right or Convertible Security issued or granted after the Issue Date, the Conversion Price shall be adjusted immediately to reflect the applicable Conversion Price which would have been in effect had such Option, Right or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

                            (C) In the event of any change in the number of
shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the Conversion Price adjustment that was originally made upon the issuance of such Option, Right or Convertible Security which were not exercised or converted prior to such change been made upon the basis of such change, but no

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further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

                      (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                             (A) If the Company shall at any time after the
Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(ii) but excluding shares issued as a dividend or distribution as provided in Section 4(g) or upon a stock split or combination as provided in Section 4(e)), without consideration, or for a consideration per share less than the average Closing Price per share of Common Stock for the ten (10) consecutive trading days immediately preceding the date of such issue (the "MARKET PRICE"), then and in such event, the Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of
(A) the number of shares of Common Stock outstanding immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Market Price per share of Common Stock on the date immediately prior to such issue and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Shares of Common Stock so issued.

                             (B) If the Company shall at any time after the
Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(ii), but excluding shares issued as a dividend or distribution as provided in Section 4(g) or upon a stock split or combination as provided in Section 4(e)), for a consideration per share less than the Conversion Price (as adjusted) on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase if the amount paid for such shares was equal to the Conversion Price and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Shares of Common Stock so issued.

                             (C) If the Company shall at any time after the
Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(ii), but excluding shares issued as a dividend or distribution as provided in Section 4(g) or upon a stock split or combination as provided in Section 4(e)), for a consideration per share that is less than the Fair Market Value and less than the Conversion Price (as adjusted), in each case on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, to equal the lesser of (a) the Conversion Price as

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adjusted pursuant to Section 4(d)(iii)(a) or (b) the Conversion Price as
adjusted pursuant to Section 4(d)(iii)(b).

        Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more. No adjustment of the Conversion Price pursuant to this
Section 4(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment except for reverse stock splits.

                      (iv) DETERMINATION OF CONSIDERATION. For purposes of this Section 4(d), "FAIR MARKET VALUE" of the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                             (A) CASH AND PROPERTY. Such consideration shall:

                                    (1) insofar as it consists of cash, be
computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

                                    (2) insofar as it consists of property other
than cash, be computed at the Fair Market Value thereof at the time of such issue, as determined in good faith by the Company's board of directors with the assistance of qualified professionals, as necessary; and

                                    (3) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Company's board of directors.

                             (B) OPTIONS, RIGHTS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(ii), relating to Options, Rights and Convertible Securities, shall be determined by dividing

                                    (1) the total amount, if any, received or
receivable by the Company as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

                                    (2) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities.

               (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock issuable in payment of such dividend or distribution.

               (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time, or from time to time after the Issue Date shall make or issue, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or other assets or properties (including, without limitation, cash dividends), then and in each such event provision shall be made so that the holders of the Notes shall receive in addition to the number of shares of Common Stock receivable upon conversion of the Notes, the amount of securities of the Company or other assets or properties that they would have received had their Notes been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or other assets or properties receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Notes; provided that, in the event rights or benefits under such securities, assets or properties shall terminate prior to the time that the holder of this Note may elect to convert this Note into shares of Common Stock, such amount of securities, assets or properties that the holder would have received had such holder converted his or her notes immediately prior to the distribution shall be distributed to the holder of this Note on the date the securities, assets or properties are distributed to the holders of Common Stock.

               (h) NO RECLASSIFICATION, RECAPITALIZATION, EXCHANGE OR SUBSTITUTION. The Common Stock issuable upon the conversion of the Notes shall not be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, recapitalization or otherwise (other than (x) a subdivision or combination of shares or (y) merger, consolidation or asset sale permitted under the Noteholders' Agreement and in which at least 90% of the Net Proceeds are applied to the redemption of the PIK Preferred Shares until such PIK Preferred Shares are redeemed in accordance with the terms thereof and the Notes are redeemed in accordance with the provisions hereof).

               (i) NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Notes against impairment to the extent required hereunder. Nothing in this
Section 4 shall affect the continued accrual of interest on the Notes in accordance with the terms of this Note.

               (j) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Notes outstanding a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Notes, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Notes. Despite such adjustment or readjustment, the form of each or all Notes, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Note, which shall control.

               (k) NOTICE OF RECORD DATE.  In the event:

                      (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

                      (ii) that the Company subdivides or combines its outstanding shares of Common Stock;

                      (iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon);

                      (iv) of any Capital Reorganization; or

                      (v) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

        THEN the Company shall cause to be filed at its principal office, and shall cause to be mailed to the holders of the Notes at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in
(B) below, a notice stating

                            (A) the record date of such dividend, distribution,
subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common

Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                             (B) the date on which such reclassification,
Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.

        5.  [INTENTIONALLY OMITTED]

        6.  EVENTS OF DEFAULT.

               (a) DEFINITION. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

                      (i) the Company fails to pay when due the principal of or premium, if any, on any Note when due at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

                      (ii) (A) the Company or any of its Subsidiaries makes an assignment for the benefit of creditors, (B) an order, judgment or decree is entered adjudicating the Company or any of its Subsidiaries bankrupt or insolvent, (C) any order for relief with respect to the Company or any of its Subsidiaries is entered under the Bankruptcy Reform Act, Title 11 of the United States Code, (D) the Company or any of its Subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any of its Subsidiaries or of any substantial part of the assets of the Company or any of its Subsidiaries, or commences any proceeding relating to the Company or any of its Subsidiaries under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or (E) any such petition or application is filed, or any such proceeding is commenced, against the Company or any of its Subsidiaries and either (1) the Company or any of its Subsidiaries by any act indicates its approval thereof, consent thereto or acquiescence therein or (2) such petition, application or proceeding is not dismissed within sixty (60) days;

                      (iii) a judgment in excess of $1,000,000 (net of any insurance coverage accepted by the carrier) is rendered against the Company and, within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged or paid; provided that if such unstayed or undischarged judgment exceeds 20% of the sum of the Company's cash on hand and Cash Equivalents (as defined in the Noteholders Agreement), in each case at the Initial Closing under the Agreement, the judgment shall be deemed for purposes of remedies to be an event of default under Section 6(a)(v);

                      (iv) the Company defaults under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) the aggregate outstanding principal amount of which exceeds $4,000,000, other than indebtedness owed to the Company or any of its Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date hereof which default:

                             (A) is caused by a failure to pay principal of, or
interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness ("payment default"); or

                             (B) results in the acceleration of such
indebtedness prior to its maturity ("cross acceleration provision");

                      (v) failure of the Company to redeem all the unconverted Notes for cash on the redemption date if the Company has elected to exercise its optional redemption rights pursuant to Section 3 or the failure of the Company to comply with its obligations under Section 4;

                      (vi) an Interfering Event (as defined in the Investors' Rights Agreement) with respect to any Investor;

                      (vii) only to the extent not otherwise covered under (i) through (vi) above, the failure to comply with the terms of or a breach of a covenant or a breach of a representation or warranty (except for an immaterial breach of a representation or warranty not otherwise qualified by materiality) contained in the Transaction Documents or the Restructuring Documents for a period of three (3) days following notice of such failure from holders of the Notes, provided that such notice shall be required only to the extent such breach is curable.

               (b) CONSEQUENCES OF EVENTS OF DEFAULT.

                      (i) Subject to the provisions of Section 11 of this Note, if an Event of Default has occurred pursuant to Sections 6(a)(i), (v) or (vi) of this Note, then the holder of the Note may declare all or any portion of the outstanding Face Amount of and accrued but unpaid interest and Payments on the Note due and payable and demand immediate payment of the Premium Redemption Price thereon. If an Event of Default specified in Section 6(a)(ii) occurs, all of the Notes shall automatically and immediately become due and payable at the Premium Redemption Price. The Company shall give prompt written notice of any such demand to the other holders, if any, of any portion of the Notes, each of which may demand immediate payment of all or any portion of such holder's portion of the Notes. If any holder of the Notes demands immediate payment of all or any portion of such holder's portion of the Notes, the Company shall, subject to the other provisions of this Note (including Section 11), immediately pay the Premium Redemption Price in cash to such holder.

                      (ii) Subject to the provisions of Section 11 of this Note, if an Event of Default has occurred pursuant to Sections 6(a)(iii), (iv) or
(vii) of this Note, then (in addition to the other remedies available) the holders of not less than 25% of the aggregate principal amounts of all Notes then outstanding may declare, by written notice to the Company, all or any portion of the Notes due and payable at the applicable Premium Redemption Price.

                      (iii) During the continuance of an Event of Default, the interest on the Note shall accrue at a rate of eleven percent (11.0%) per annum (based on a year of 365 days) on the Face Amount, plus any accrued but unpaid interest and Payments hereon.

                      (iv) Subject to the other provisions of this Note (including Section 11), each holder of any portion of this Note shall also have, upon the occurrence and continuance of an Event of Default, any other rights which such holder may have pursuant to applicable law or contract.

        7. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of this Note (and all other outstanding Notes) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least a majority of the aggregate principal amount then outstanding of the Notes; provided that no such action shall change
(i) the amount of Notes whose holders must consent to an amendment, (ii) the stated rate of or extend the stated time for or manner in which interest accrues or payment of interest is made on any Note, (iii) reduce the amount of or any provision relating to the scheduled payment of principal on the Notes, (iv) reduce the amount, including any applicable premium payable upon the redemption of any Note, change the time at which any Note may be redeemed or amend the conversion rights as set forth under Section 4, (v) modify the provisions of
Section 11 in a manner adverse to the holders of any Notes, (vi) make any Note payable in any money or at any place other than as stated in the Note, (vii) impair the right of any holder to receive payment of, premium, if any, principal and interest on such holder's Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, [or (ix) make any change in this Section 7 with respect to provisions requiring each holder's consent or in the waiver provisions, in each such case without the consent of the applicable holder if such change is adverse to such holder.

        8. PLACE OF PAYMENT. Payments of principal and interest and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor by wire transfer of immediately available funds to the account identified on Schedule 1.1 attached to the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

        9. COSTS OF COLLECTION. In the event that the Company fails to pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of principal and/or interest hereunder, the Company shall indemnify and hold harmless the holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal and interest, including, without limitation, reasonable attorneys' fees and expenses.

        10. WAIVERS. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

        11. RANKING. The Company agrees, and by the acceptance hereof each holder agrees, this Note shall constitute a senior unsubordinated obligation of the Company and shall rank pari passu with all other senior, unsubordinated obligations of the Company. Notwithstanding the foregoing, the Holder of this Note expressly consents to the redemption of the PIK Preferred Shares prior to the payment of this Note upon the occurrence of a Change of Control Transaction or Permitted Asset Sale.

        12. BENEFITS OF THE AGREEMENT. The Investor and all transferees (to the extent permitted in the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

        13. REGISTRATION OF TRANSFER AND EXCHANGE GENERALLY.

               (a) REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE GENERALLY. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the "NOTE REGISTER") in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.

        Subject to the provisions of the Noteholders Agreement regarding restrictions on transfer and provided the transferee agrees to be bound by the terms of the Note Purchase Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations of not less than $500,000 each (provided that if necessary to enable the registration by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000) or integral multiples thereof, of a like aggregate principal amount and bearing such restrictive legends as may be required by law.

        At the option of a holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company's principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes which the holder making the exchange is entitled to receive.

        All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.

        Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company, duly executed by the holder thereof or his attorney duly authorized in writing.

        No service charge shall be made for any registration of transfer or exchange of Notes.

               (b) MUTILATED, DESTROYED, LOST AND STOLEN NOTES. If any mutilated
Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

        If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by the Company to save itself harmless, then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

        In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note, subject to the holders' conversion rights pursuant to Section 3 hereof.

        Every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.

        The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

        14. GOVERNING LAW. THIS NOTE AND THE RIGHTS AND DUTIES OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, CONSTRUED IN AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. THE COMPANY AND THE HOLDER HEREBY SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IF SUCH COURT SHALL NOT HAVE JURISDICTION TO HEAR SUCH MATTER, TO THE NEW YORK STATE SUPREME COURT LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND WAIVES ANY OBJECTION AS TO VENUE IN EITHER SUCH LOCATION. THE COMPANY AND THE HOLDER WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE.

        15. LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

               (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion of this Note pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "affiliates" (as defined in Rule 144 of the Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% (or 4.99% to the extent the Holder so provides in the Agreement) of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE").

               (b) The Holder covenants at all times on each day (each such day being referred to as a "COVENANT DAY") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "COVENANT PERIOD") such holder will not acquire shares of Common Stock pursuant to any right existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such holder and its Aggregation Parties (ignoring all dispositions) would exceed:

                (x) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period,

                minus

                (y) the number of shares of Common Stock owned by such holder and its Aggregation Parties at the commencement of the Covenant Period.

        A new and independent covenant will be deemed to be given by the holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The holder agrees to comply with each such covenant. This Section 15 controls in the case of any conflict with any other provision of any other agreement to which the Company and the holder may be a party.

               (c) The Company's obligation to issue shares of Common Stock which would exceed such limits referred to in this Section 15 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

        16. INCORPORATION OF TERMS. All capitalized terms not otherwise defined in this Note shall have the definition set forth in the Agreement.

        IN WITNESS WHEREOF, the Company has executed and delivered this Amended Note (which amends the Note originally issued on September 15, 2000) on February __, 2001.

                                                   QUOKKA SPORTS, INC.



                                                   By:
                                                      --------------------------
                                                      Name:
                                                      Title:

                                    EXHIBIT 1

                                PAYMENT STATEMENT

Date:
     ----------------

To:                              ("HOLDER")
     ---------------------------

Re: 7% CONVERTIBLE PROMISSORY NOTE, SERIES A-1 ("NOTE") OF QUOKKA SPORTS, INC. (THE "COMPANY").

        The Company hereby irrevocably elects to pay interest on the Note, for the Interest Payment Date indicated below, in the following manner (the Company should check its selection):

                    cash interest; or
               ----

                    PIK Interest.
               ----

               Interest Payment Date:
                                     --------------------------

               If the selection above is PIK Interest, the Company should fill in the following:

               Outstanding Principal Amount prior
               to issuance of this Payment Statement:      US$
                                                              -------------
               PIK Interest:                               US$
                                                              -------------
               Outstanding Principal Amount after
               issuance of this Payment Statement:         US$
                                                              -------------

        The Company hereby certifies to the Holder, its successors and assigns that the Face Amount due under the Note after delivery of this Payment Statement equals the amount indicated below. Capitalized terms used in this Payment Statement and not otherwise defined shall have the meaning ascribed thereto in the Note.

        IN WITNESS WHEREOF, this Payment Statement has been duly executed and delivered on the date first written above.

                                                   QUOKKA SPORTS, INC.



                                                   By:
                                                      --------------------------
                                                      Name:
                                                      Title:

                                    EXHIBIT 2

                      (TO BE EXECUTED BY REGISTERED HOLDER
                            IN ORDER TO CONVERT NOTE)

                                CONVERSION NOTICE
                                       FOR
                 7% CONVERTIBLE PROMISSORY NOTE DUE, SERIES A-1


        The undersigned, as Holder of the 7% Convertible Promissory Note, Series A-1 of QUOKKA SPORTS, INC. (the "COMPANY"), in the outstanding principal amount of U.S. $_____________ (the "Note"), hereby elects to convert that portion of the outstanding principal amount of the Note shown on the next page into shares of Common Stock, $.0001 par value per share (the "COMMON STOCK"), of the Company according to the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:           NAME OF HOLDER:
                                                 -------------------------------

                                  By:
                                     -------------------------------------------
                                     Print Name:
                                     Print Title:

                                     Print Address of Holder:

                                     -------------------------------------------

                                     -------------------------------------------

                                     Issue Common Stock to:
                                                           ---------------------
                                     at:
                                        ----------------------------------------

                                     Electronically transmit and credit Common
                                     Stock to:              at:
                                              --------------   -----------------


                                     -------------------------------------------
                                     Date of Conversion


                                     -------------------------------------------
                                     Applicable Conversion Price

                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:
                                ------------------------------------------------
                                               (NAME OF HOLDER)



              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED


A.      Face Amount converted:                                       $
                                                                      --------

B.      Accrued, unpaid interest on Face Amount converted:           $
                                                                      --------

C.      Delay payments due Holder on Face Amount converted:          $
                                                                      --------

TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)                   $
                                                                      --------

                                                                     =========

Conversion Price                                                     $
                                                                      --------

Number of Shares of Common Stock = Total dollar amount converted =   $
                                   -----------------------------      --------
                                            Conversion Price         $
                                                                      --------
Number of shares of Common Stock =
                                  ------------------------


If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):


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Please issue and deliver _____ new Note(s) in the following amounts:


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